Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-1 of Tallgrass Energy Partners, LP of (i) our report dated March 18, 2013 relating to the combined financial statements of Tallgrass Energy Partners Predecessor as of December 31, 2012 and for period from November 13, 2012 to December 31, 2012 and (ii) our report dated March 18, 2013 relating to the combined financial statements of Tallgrass Energy Partners Pre-Predecessor as of December 31, 2011 and for the period from January 1, 2012 to November 12, 2012 and the year ended December 31, 2011 and (iii) our report dated February 11, 2013 relating to the balance sheet of Tallgrass Energy Partners, LP as of February 6, 2013, all of which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

April 18, 2013